Exhibit 99.1

Contact: Michael Bermish
Investor Relations Officer
(803) 835-2238
FOR IMMEDIATE RELEASE
WELLMAN, INC. TO LEAVE NYSE
December 4, 2007, Fort Mill, SC — The New York Stock Exchange (“NYSE”) has determined that it will suspend trading of Wellman, Inc.’s (“Wellman” or the “Company”) common stock, ticker symbol WLM, prior to the market opening on December 10, 2007 and that it will commence procedures to delist Wellman’s common stock.
The decision was reached after the average closing price of Wellman’s common stock for a consecutive 30-day trading period was lower than $1.00, which is the NYSE’s minimum share price listing standard and because the market capitalization of the Company’s common stock was below $25 million. The Company’s share price closed at $.38 on December 3, 2007.
Wellman has decided not to appeal the decision and expects to be traded on the over-the-counter markets. The Company will remain a reporting company for SEC purposes and will continue to comply with all reporting requirements. This decision should not impact the financial status of the Company or affect the way it conducts its business.
Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; volumes of textile imports; prices and volumes of polyester staple fiber and PET resin imports; the actions of our competitors; the financial condition of our customers; availability of financing, changes in financial markets, interest rates, credit ratings, changes in tax risks; inability to execute our strategy; environmental risks and foreign currency exchange rates; natural disasters, regulatory changes; U.S., European, Asian and global economic conditions; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2006.